                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934



                         CITIZENS FIRST FINANCIAL CORP.
                                (NAME OF ISSUER)
                      COMMON STOCK PAR VALUE $.01 PER SHARE
                         (TITLE OF CLASS OF SECURITIES)
                                   174623-10-8
                                 (CUSIP NUMBER)
                                    12-31-01
             (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)

CHECK THE APPROPRIATE BOX TO DESIGNATE THE RULE PURSUANT TO WHICH THIS SCHEDULE IS FILED:

                           ( )    RULE 13d-1(b)
                           ( )    RULE 13d-1(c)
                           (X)    RULE 13d-1(d)



*THE REMAINDER OF THIS COVER PAGE SHALL BE FILLED OUT FOR A REPORTING PERSON'S INITIAL FILING ON THIS FORM WITH RESPECT TO THE SUBJECT CLASS OF SECURITIES, AND FOR ANY SUBSEQUENT AMENDMENT CONTAINING INFORMATION WHICH WOULD ALTER THE DISCLOSURES PROVIDED IN A PRIOR COVER PAGE.

THE INFORMATION REQUIRED IN THE REMAINDER OF THIS COVER PAGE SHALL NOT BE DEEMED TO BE "FILED" FOR THE PURPOSE OF SECTION 18 OF THE SECURITIES EXCHANGE ACT OF 1934 ("ACT") OR OTHERWISE SUBJECT TO THE LIABILITIES OF THAT SECTION OF THE ACT BUT SHALL BE SUBJECT TO ALL OTHER PROVISIONS OF THE ACT (HOWEVER, SEE THE NOTES).

[_]CUSIP NO. 174623-10-8



1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF PERSON

         DALLAS G. SMILEY

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                       A___
                                                                       B___
3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         UNITED STATES CITIZEN

5.       SOLE VOTING POWER:                          81,191 SHARES

6.       SHARED VOTING POWER:                        0 SHARES

7.       SOLE DISPOSITIVE POWER:                     81,191 SHARES

8.       SHARED DISPOSITIVE POWER:                   0 SHARES

9.       AGGREGATE AMOUNT BENEFICIALLY
         OWNED BY EACH REPORTING PERSON:             81,191 SHARES

10.      CHECK BOX IF THE AGGREGATE AMOUNT
         IN ROW (9) EXCLUDES CERTAIN SHARES

11.      PERCENT OF CLASS REPRESENTED BY
         AMOUNT IN ROW 9                             5.18%

12.      TYPE OF REPORTING PERSON                    IN

ITEM 1.

         (A)      NAME OF ISSUER:

                  CITIZENS FIRST FINANCIAL CORP.

         (B)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

                  2101 NORTH VETERANS PARKWAY, BLOOMINGTON, ILLINOIS  61704

ITEM 2.

         (A)      NAME OF PERSON FILING:

                  DALLAS G. SMILEY

         (B)      ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

                  2101 NORTH VETERANS PARKWAY, BLOOMINGTON, ILLINOIS 61704

         (C)      CITIZENSHIP

                  UNITED STATES CITIZENS

         (D)      TITLE OF CLASS OF SECURITIES

                  COMMON STOCK PAR VALUE $.01 PER SHARE

         (E)      CUSIP NUMBER:

                  174623-10-8

ITEM 3.  NOT APPLICABLE

ITEM 4.  OWNERSHIP

         (A)      AMOUNT BENEFICIALLY OWNED
                  81,191 SHARES

         (B)      PERCENT OF CLASS
                  5.18%

         (C)      NUMBER OF SHARES AS TO WHICH THE PERSON HAS:

                    (I)    SOLE POWER TO VOTE OR DIRECT THE VOTE
                           81,191 SHARES REPRESENTING UNALLOCATED SHARES
                   (II)    SHARED POWER TO VOTE OR DIRECT THE VOTE
                           0 REPRESENTING ALLOCATED SHARES
                  (III) SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF 81,191 SHARES
                   (IV) SHARED POWER TO DISPOSE OR DIRECT THE DISPOSITION OF 0 SHARES

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         NOT APPLICABLE

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         NOT APPLICABLE

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         NOT APPLICABLE

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         NOT APPLICABLE

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         NOT APPLICABLE

ITEM 10. CERTIFICATION

         NOT APPLICABLE

                                    SIGNATURE

     AFTER REASONABLE INQUIRY AND TO THE BEST OF MY KNOWLEDGE AND BELIEF, I CERTIFY THAT THE INFORMATION SET FORTH IN THIS STATEMENT IS TRUE, COMPLETE AND CORRECT.

                                FEBRUARY 6, 2002

                                /s/ Dallas G. Smiley
                                -------------------------
                                Dallas G. Smiley